Exhibit 99.1

Bridger Aerospace Appoints Sam Davis Chief Executive Officer

BELGRADE, MT, March 17, 2025 – Bridger Aerospace Group Holdings, Inc. (“Bridger”, “the Company” or “Bridger Aerospace”), (NASDAQ: BAER, BAERW), one of the nation’s largest aerial firefighting companies, today announced that the Board of Directors has appointed Sam Davis President and Chief Executive Officer, effective March 17, 2025. Davis has been serving as interim CEO since July 2024, when former CEO Timothy P. Sheehy resigned to run for the U.S. Senate in the State of Montana.

“The Board is thrilled for Sam to officially step into the position of Chief Executive Officer,” stated Jeffrey Kelter, Executive Chairman. “His appointment is testament to the valuable contributions he has made during the past eight months and the trusted relationships he continues to cultivate with employees and customers. Under Sam’s leadership, Bridger has achieved significant milestones including strong top-line growth, substantial increase in Adjusted EBITDA and positive cash flow for the year. His stellar performance over what has been a seamless transition period has cemented our confidence that he is the right person to execute Bridger’s vision.”

Sam Davis, 41, joined Bridger Aerospace in 2019 as Controller and, prior to being named Interim CEO, served as Chief of Staff. Davis played a pivotal role in guiding the Company through its transition to a public company throughout its various stages of expansion. He has been integral in facilitating revenue growth, implementing operational efficiency, and executing strategic initiatives to expand Bridger’s services and global footprint. Prior to Bridger, Davis spent four years at Oracle, Inc. and before that at Meltwater and Natus Medical, Inc. Mr. Davis holds an MBA from San Jose State University and a BS in Accounting and Finance from Boise State University. He also has expertise in capital markets, financial reporting, innovation, and collaboration across all teams.

In connection with his appointment, Mr. Davis said, “I appreciate the Board’s vote of confidence and am honored to continue to lead this amazing team and improve on the results we have delivered in 2024. With wildfires now being a year-round threat, evidenced by our work in Los Angeles in January and our current work in Oklahoma, Bridger is prepared to deploy our fleet wherever needed to save lives, property and the environment. We are well-positioned to remain on budget and create meaningful value for our stakeholders throughout the year.”

About Bridger Aerospace

Based in Belgrade, Montana, Bridger Aerospace Group Holdings, Inc. is one of the nation’s largest aerial firefighting companies. Bridger provides aerial firefighting and wildfire management services to federal and state government agencies, including the United States Forest Service, across the nation, as well as internationally. More information about Bridger Aerospace is available at https://www.bridgeraerospace.com.

Investor Contacts	Media Contacts
Alison Ziegler	Amanda Meador / Caroline Edwards
Darrow Associates	Prosek Partners
201-220-2678	305-733-7061 / 314-440-5532
aziegler@darrowir.com	Pro-Bridger@prosek.com